Exhibit 99.1

McCLATCHY ANNOUNCES CLOSING OF
$310 MILLION OF SENIOR SECURED NOTES DUE 2026

Calls for Full Redemption of 9.00% Senior Secured Notes Due 2022

SACRAMENTO, Calif., July 16, 2018 — The McClatchy Company (NYSE American: MNI) (“McClatchy” or the “Company”) today announced that it has closed its previously announced offering of $310 million aggregate principal amount of its 9.000% Senior Secured Notes due 2026 (the “2026 Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The 2026 Notes are guaranteed by certain of the Company’s subsidiaries (the “subsidiary guarantors”), and the 2026 Notes and guarantees are secured by a first-priority lien on certain of the Company’s and the subsidiary guarantors’ assets and by second-priority-liens on certain of the Company’s and the subsidiary guarantors’ other assets.

McClatchy also today announced that it has delivered a notice of full redemption to the trustee of the $344.1 million aggregate principal amount of its outstanding 9.00% Senior Secured Notes due 2022 (the “2022 Notes”) . The 2022 Notes will be redeemed on August 15, 2018 (the “Redemption Date”) at a redemption price equal to $1,045 per $1,000 principal amount of such 2022 Notes, together with accrued and unpaid interest to, but excluding, the Redemption Date.

McClatchy used the net proceeds of the 2026 Notes offering, together with cash available under a new asset based revolving credit facility, junior lien term loan financing and cash on hand, to fund transaction related expenses and the satisfaction and discharge and redemption of all of its outstanding 2022 Notes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the 2026 Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This announcement does not constitute a notice of redemption for the 2022 Notes.

The 2026 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

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Contact:	Stephanie Zarate, Investor Relations Manager 916-321-1931 szarate@mcclatchy.com